EXHIBIT 99.1

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For additional information:                Company contact:
Patrick Corman                             Ken Ruotolo
Corman Communications                      ANTs software inc.
(650) 326-9648                             (650) 931-0530
patrick@cormancom.com                      ken.ruotolo@ants.com
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                  ANTs Raises $4.7 Million in 4th Quarter 2005

           Closes 2005 with Largest Cash Balance in Company's History

     BURLINGAME, Calif., January 9, 2005 - ANTs software, inc. (OTCBB:ANTS), a developer of high-performance SQL database management systems, today announced that during the quarter ended December 31, 2005 the company raised $4.7 million through a private offering and warrant exercises, closing its fiscal year with over $6 million in cash.

     "This important financing provides resources for ANTs to continue ground-breaking product development and allows the company to ambitiously pursue marketing and sales opportunities related to our `Dare to Compare' and `High Performance' sales campaigns," said Boyd Pearce, ANTs' chief executive officer. "We are particularly pleased that both new and existing investors participated in this financing and we appreciate the support and encouragement so many shareholders have provided during this exciting time in the company's development."

     The funds will be used for general working capital purposes including marketing, sales, product development and customer support. The shares of restricted common stock sold were not registered under the Securities Act of 1933, as amended, and may not be offered or resold absent registration or an applicable exemption from registration requirements.

About ANTs software inc.

     ANTs software inc. (OTCBB: ANTS), based in Silicon Valley, California, develops and sells the ANTs Data Server, an affordable high-performance relational database that is compatible with all popular databases. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional database price performance. For more information on ANTs software, visit www.ants.com.

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     This press release is neither an offer to sell nor a solicitation of offers to purchase securities. This press release contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that the Company will produce a commercially viable product or that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations.
Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2005. The Company undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements.